WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


    WERNER ENTERPRISES REPORTS ELEVENTH CONSECUTIVE QUARTER OF HIGHER
                     OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, July 15, 2004:
------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported its eleventh consecutive year-over-year quarter of higher operating revenues and earnings for the second quarter ended June 30, 2004. Operating revenues increased 13% to $411.1 million compared to $362.3 million in second quarter 2003. Net income increased 9% to $21.6 million compared to $19.9 million in second quarter 2003. Earnings per share for second quarter 2004 were $.27 per share, or 10% higher than the $.24 per shared earned in second quarter 2003.

      "Freight demand and pricing continued to strengthen in second quarter as truckload industry capacity struggled to keep up with an improving freight economy," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "We were consistently overbooked during the quarter and expect a further tightening of truckload capacity in the second half of 2004. We once again increased our net income and earnings, despite pressures from abnormally high fuel costs and an extremely competitive driver market."

      A substantial portion of the Company's freight is under contract with customers and provides for annual pricing increases. Much of this business renews in the latter part of third quarter and fourth quarter. To recoup the significant cost increases in fuel, driver pay, equipment and insurance discussed in subsequent paragraphs and to improve margins, the Company will be seeking increased year-over-year improvement in its revenue per total mile through freight rate increases. Management has continued to keep its truck capacity commitments with its partner customers, rather than shifting truck capacity to other non-partner customers that have freight available at attractive rates in this improving freight market. The Company believes that standing by its truck capacity commitments with partner customers is in the best long-term interests of the Company.

      Non-trucking revenues, primarily brokerage, grew 79% in second quarter 2004 to $42.6 million compared to second quarter 2003 and grew 18% compared to first quarter 2004. We expect to continue to capitalize on the sophisticated service, management, and technology advantages of our Werner Value Added Services solution in an improving freight market.

During second quarter, the Company expanded to six regional brokerage offices, with plans to expand to eight offices by the end of third quarter.

                                               2Q04             2Q03
                                          -------------    -------------
Non-trucking operation (amounts in 000's)     $    %           $    %
----------------------------------------- -------------    -------------
Revenues                                  $42,639 100.0    $23,854 100.0
Rent and purchased transportation expense  38,907  91.2     22,365  93.8
                                          -------          -------
Gross margin                              $ 3,732   8.8    $ 1,489   6.2
                                          =======          =======

      Diesel fuel prices in second quarter 2004 were the highest in our eighteen years as a public company. Prices averaged 28 cents a gallon, or 33%, higher than second quarter 2003. Even more significant, prices in the western United States (western 5 states in DOE PADD 5) averaged 52 cents a gallon higher than second quarter 2003. Approximately 10% of the Company's miles are in these western states.

     In second quarter 2003, diesel fuel prices began to decline following the beginning of the war in Iraq in March 2003. As previously disclosed in our second quarter 2003 and first quarter 2004 earnings releases, the Company's second quarter 2003 earnings were positively impacted by two cents per share compared to second quarter 2002 due to the temporarily favorable effect of higher fuel surcharge collections in a declining fuel price market. During second quarter 2004, fuel prices rose rapidly in April and May, causing the opposite effect. The Company's earnings were negatively impacted by four cents per share in second quarter 2004 compared to second quarter 2003 due to rising fuel prices, net of fuel surcharge collections.

     Diesel fuel prices in the first fifteen days of July 2004 averaged 29 cents a gallon higher than average fuel prices for third quarter 2003. Assuming prices remain at these price levels for the remainder of third quarter 2004, the effect of changing fuel prices on earnings for third quarter 2004 compared to third quarter 2003 is expected to have a negative impact of three cents per share. Using the same fuel price assumption, earnings for fourth quarter 2004 compared to fourth quarter 2003 are expected to be negatively impacted by two cents per share.

     The Company's non-trucking business operates with a lower operating margin and a higher return on assets than the trucking business. Due to the substantial growth in the non-trucking business in second quarter 2004, the Company's overall operating ratio was affected. Also, the significant increase in fuel expense and related fuel surcharge revenues affected the operating ratio. If non-trucking rent and purchased transportation expenses are offset against non-trucking revenues and fuel surcharge revenues are offset against fuel expense, the Company's operating ratio would be 160 basis points lower in second quarter 2004 and 100 basis points lower in second quarter 2003.

      The market for recruiting drivers remains extremely challenging. It has become more difficult to attract experienced drivers to the Company. Despite this, the Company maintained its recruiting numbers for experienced drivers and, in addition, is having success recruiting drivers from driver training schools. In addition, driver turnover has improved slightly compared to a year ago. At the beginning of second quarter 2004, the Company implemented an optional per diem reimbursement program for company drivers in fleets other than dedicated fleet divisions. The per diem program is cost neutral to the Company and increases driver satisfaction through higher net pay per mile. Per diem also had the positive effect of helping to reduce driver turnover.

      Werner Enterprises is continuing to purchase EPA-compliant truck engines, in particular the Caterpillar ACERT engine and the Detroit
Diesel EGR engines. As of June 30, 2004, approximately 23% of the company-owned truck fleet consisted of trucks with these engines. Company data continues to indicate that the fuel mile per gallon (mpg) degradation is a reduction of approximately 0.3 mpg to 0.5 mpg, or a 6% to 9% reduction in fuel efficiency. Also, depreciation expense is increasing due to the higher cost of the new engines. The average age of the Company's truck fleet is 1.7 years at June 30, 2004. The Company anticipates the average age of its truck fleet will decrease in the second half of 2004.

      The Company's liability insurance program for higher-dollar claims renews effective August 1, 2004. For many years, the Company maintained liability insurance coverage for individual claims exceeding $500,000 with varying annual aggregate amounts of liability for claims above $500,000 and below $5.0 million. For the policy year ending July 31, 2004 these annual aggregate amounts totaled $8.5 million. Effective August 1, 2004, this self-insured retention will increase to $2.0 million per claim with an annual aggregate of $3.0 million for claims between $2.0 million and $3.0 million and the Company will be fully insured (i.e., no aggregate) for claims between $3.0 million to $5.0 million. This increase is due to changes in the trucking insurance market and is similar to increased claim retention levels experienced by other truckload carriers. The Company maintains liability insurance coverage with reputable insurance carriers substantially in excess of the self-insured retention amount. The Company expects its liability insurance premiums for the policy year beginning August 1, 2004 to be approximately the same as the previous policy year.

      Gains on sales of revenue equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement. Gains increased due to the Company selling over two and one-half times as many used trucks in second quarter 2004 compared to second quarter 2003. The Company's goal is to sell most of its used trucks through its 16-store Fleet Truck Sales network rather than rely on trading used trucks to original equipment manufacturers. Gains from trading trucks to original equipment manufacturers for new trucks lower the depreciable cost of the new trucks and therefore reduce depreciation. As the Company continues to sell more of its used trucks rather than trade trucks to original equipment manufacturers, depreciation expense is expected to increase and gains on sales of equipment are also expected to increase.

     Werner grew its dedicated fleet from almost one-quarter of its total truck fleet in second quarter 2003 to over one-third of its total truck fleet in second quarter 2004. Much of the 850-truck growth in the dedicated fleet occurred in fourth quarter 2003. Since the Company's overall truck fleet increased by only 300 trucks in the last twelve months, the growth in the dedicated fleet was primarily offset by a reduction in the Company's medium-to-long-haul van fleet. Dedicated fleet business tends to have lower miles per trip, a higher empty mile percentage, a higher rate per loaded mile, and lower miles per truck per month. The growth in the dedicated business has a corresponding effect on these same operating statistics for the entire Company. For example, if dedicated fleet business is excluded from the total company operating statistics for both second quarter 2004 and second quarter 2003, the empty mile percentage declined from 10.0% to 8.8%.

     During second quarter 2004, the Company purchased 259,600 shares of its common stock at an average price of $18.24 per share, for a total of $4.7 million. The Company has an additional 4.2 million shares available for repurchase under the Board of Directors' existing authorization.

     The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter      % of       Quarter      % of
                              Ended     Operating     Ended     Operating
                             6/30/04    Revenues     6/30/03    Revenues
                            --------    ---------   --------    ---------

Operating revenues          $411,115        100.0   $362,290        100.0
                            --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                134,296         32.6    127,821         35.3
   Fuel                       50,105         12.2     37,188         10.3
   Supplies and maintenance   34,802          8.4     29,709          8.2
   Taxes and licenses         27,428          6.7     25,836          7.1
   Insurance and claims       20,022          4.9     17,881          4.9
   Depreciation               35,644          8.7     32,981          9.1
   Rent and purchased
     transportation           71,201         17.3     54,961         15.2
   Communications and
     utilities                 4,450          1.1      3,980          1.1
   Other                      (1,824)        (0.4)       357          0.1
                            --------    ---------   --------    ---------
      Total operating
        expenses             376,124         91.5    330,714         91.3
                            --------    ---------   --------    ---------
Operating income              34,991          8.5     31,576          8.7
                            --------    ---------   --------    ---------

Other expense (income):
   Interest expense                4          0.0        283          0.0
   Interest income              (551)        (0.1)      (508)        (0.1)
   Other                          57          0.0         28          0.0
                            --------    ---------   --------    ---------
      Total other expense
        (income)                (490)        (0.1)      (197)        (0.1)
                            --------    ---------   --------    ---------

Income before income taxes    35,481          8.6     31,773          8.8
Income taxes                  13,861          3.3     11,914          3.3
                            --------    ---------   --------    ---------
Net income                   $21,620          5.3    $19,859          5.5
                            ========    =========   ========    =========

Diluted shares outstanding    80,891                  81,680
                            ========                ========
Diluted earnings per share      $.27                    $.24
                            ========                ========


                                   OPERATING STATISTICS
                                 (Quarter Ended June 30)
                              2Q04      % Change      2Q03
                            --------    ---------   --------
Trucking revenues, net of
  fuel surcharge (1)        $341,966       6.4%     $321,418
Trucking fuel surcharge
  revenues (1)                24,016      60.8%       14,934
Non-trucking revenues (1)     42,639      78.7%       23,854
Other operating revenues (1)   2,494      19.7%        2,084
                            --------                --------
     Operating revenues (1) $411,115      13.5%     $362,290
                            ========                ========

Average monthly miles per
  tractor                     10,254       0.0%       10,249
Average revenues per total
  mile (2)                    $1.318       3.7%       $1.271
Average revenues per loaded
  mile (2)                    $1.482       4.4%       $1.420
Average percentage of empty
  miles                        11.03%      4.8%        10.52%
Average trip length in
  miles (loaded)                 588      (8.3%)         641
Average tractors in service    8,432       2.5%        8,228
Average revenues per truck
  per week (2)                $3,119       3.8%       $3,005
Capital expenditures, net    $40,603                 $14,384
Cash flow from operations    $65,000                 $58,909
Total tractors (at quarter
  end)
     Company                   7,520                   7,225
     Owner-operator              930                     925
                            --------                --------
          Total tractors       8,450                   8,150

Total trailers (at quarter
  end)                        22,920                  21,355


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.

                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Six                     Six
                             Months       % of       Months       % of
                              Ended     Operating     Ended     Operating
                             6/30/04    Revenues     6/30/03    Revenues
                            --------    ---------   --------    ---------

Operating revenues          $797,395        100.0   $709,498        100.0
                            --------    ---------   --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                267,608         33.6    250,948         35.4
   Fuel                       95,857         12.0     82,133         11.6
   Supplies and maintenance   67,696          8.5     58,468          8.2
   Taxes and licenses         54,940          6.9     51,556          7.3
   Insurance and claims       39,529          5.0     37,022          5.2
   Depreciation               70,629          8.9     65,702          9.3
   Rent and purchased
     transportation          134,351         16.8    105,043         14.8
   Communications and
     utilities                 8,998          1.1      7,975          1.1
   Other                      (2,063)        (0.3)        92          0.0
                            --------    ---------   --------    ---------
      Total operating
        expenses             737,545         92.5    658,939         92.9
                            --------    ---------   --------    ---------
Operating income              59,850          7.5     50,559          7.1
                            --------    ---------   --------    ---------

Other expense (income):
   Interest expense                6          0.0        588          0.0
   Interest income            (1,086)        (0.1)      (782)        (0.1)
   Other                          94          0.0         37          0.0
                            --------    ---------   --------    ---------
      Total other expense
        (income)                (986)        (0.1)      (157)        (0.1)
                            --------    ---------   --------    ---------

Income before income taxes    60,836          7.6     50,716          7.2
Income taxes                  23,648          2.9     19,018          2.7
                            --------    ---------   --------    ---------
Net income                   $37,188          4.7    $31,698          4.5
                            ========    =========   ========    =========

Diluted shares outstanding    81,116                  81,561
                            ========                ========
Diluted earnings per share      $.46                    $.39
                            ========                ========


                                   OPERATING STATISTICS
                                (Six Months Ended June 30)
                              YTD04     % Change      YTD03
                            --------    ---------   --------
Trucking revenues, net of
  fuel surcharge (1)        $671,699       7.0%     $627,933
Trucking fuel surcharge
  revenues (1)                41,987      25.3%       33,500
Non-trucking revenues (1)     78,892      79.3%       44,003
Other operating revenues (1)   4,817      18.6%        4,062
                            --------                --------
     Operating revenues (1) $797,395      12.4%     $709,498
                            ========                ========

Average monthly miles per
  tractor                     10,144       0.7%       10,078
Average revenues per total
  mile (2)                    $1.309       4.0%       $1.259
Average revenues per loaded
  mile (2)                    $1.476       4.8%       $1.408
Average percentage of empty
  miles                        11.36%      7.7%        10.55%
Average trip length in
  miles (loaded)                 584     (10.4%)         652
Average tractors in service    8,434       2.3%        8,248
Average revenues per truck
  per week (2)                $3,063       4.6%       $2,929
Capital expenditures, net    $73,024                 $24,440
Cash flow from operations   $124,508                 $99,171
Total tractors (at quarter
  end)
     Company                   7,520                   7,225
     Owner-operator              930                     925
                            --------                --------
          Total tractors       8,450                   8,150

Total trailers (at quarter
  end)                        22,920                  21,355


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                           (In thousands, except share amounts)



                                          6/30/04                 12/31/03
                                        -----------              -----------
                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents               $138,264                 $101,409
   Accounts receivable, trade,
     less allowance of $7,480
     and $6,043, respectively               153,475                  152,461
   Other receivables                          8,758                    8,892
   Inventories and supplies                   8,754                    9,877
   Prepaid taxes, licenses
     and permits                              7,957                   14,957
   Other current assets                      18,557                   17,691
                                        -----------              -----------
      Total current assets                  335,765                  305,287
                                        -----------              -----------

Property and equipment                    1,299,375                1,261,252
Less - accumulated depreciation             487,949                  455,565
                                        -----------              -----------
      Property and equipment, net           811,426                  805,687
                                        -----------              -----------

Other non-current assets                     10,448                   10,553
                                        -----------              -----------
                                         $1,157,639               $1,121,527
                                        ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                         $43,152                  $40,903
   Insurance and claims accruals             58,706                   55,201
   Accrued payroll                           17,758                   15,828
   Current deferred income taxes             15,513                   15,151
   Other current liabilities                 15,679                   15,392
                                        -----------              -----------
      Total current liabilities             150,808                  142,475
                                        -----------              -----------

Insurance and claims accruals, net
  of current portion                         78,301                   71,301

Deferred income taxes                       198,420                  198,640

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,170,167 and 79,714,271 shares
     outstanding, respectively                  805                      805
   Paid-in capital                          108,931                  108,706
   Retained earnings                        646,445                  614,011
   Accumulated other comprehensive loss      (1,015)                    (837)
   Treasury stock, at cost;
     1,363,369 and 819,265 shares,
     respectively                           (25,056)                 (13,574)
                                        -----------              -----------
      Total stockholders' equity            730,110                  709,111
                                        -----------              -----------
                                         $1,157,639               $1,121,527
                                        ===========              ===========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,450 trucks and 22,920 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.